CONTACT:	FOR IMMEDIATE RELEASE
Laura Hughes	December 2, 2019
Executive Vice President
Chief Marketing Officer
(563)589-2148
lhughes@htlf.com

HEARTLAND FINANCIAL USA, INC. COMPLETES ACQUISITION OF
THE OPERATIONS OF ROCKFORD BANK AND TRUST COMPANY

Dubuque, Iowa, December 2, 2019 — Dubuque, IA-based Heartland Financial USA, Inc. (“Heartland”) (NASDAQ: HTLF) announced today that on November 30, 2019, Illinois Bank & Trust (“IB&T”), a wholly-owned subsidiary of Heartland headquartered in Rockford, Illinois, completed its acquisition of substantially all of the assets and assumption of substantially all of the deposits and certain other liabilities of Rockford Bank and Trust Company (“Rockford Bank & Trust” or “RB&T”), a wholly-owned subsidiary of Moline, IL-based QCR Holdings, Inc. (“QCRH”) (NASDAQ: QCRH) and headquartered in Rockford, Illinois.

Based on the aggregate net book value of the assets acquired and liabilities assumed by IB&T, the total cash payment by IB&T to RB&T was approximately $46.9 million, inclusive of a purchase price premium of approximately $12.5 million. In addition, QCRH retained net assets of approximately $12.2 million. In total, the transaction is valued at approximately $59.1 million.

RB&T is a full-service community bank that serves the Rockford market from two full-service banking centers. Similarly, IB&T serves commercial businesses, professionals and individuals from eight banking centers in Rockford and the surrounding communities in northwestern Illinois. With the completion of the acquisition of the assets of RB&T, IB&T has total assets of approximately $1.3 billion with 10 full-service banking centers.

“The transaction combines two strong local community banks that share similar cultures and core values. We are pleased to be expanding our presence and adding scale in the Rockford community and Winnebago County,” stated Lynn B. Fuller, Executive Operating Chairman of Heartland.

Bruce K. Lee, President and CEO of Heartland, added, “We are very excited to welcome the customers and employees of Rockford Bank & Trust. Combining the operations of RB&T and IB&T will result in a stronger organization, allowing us to expand our services and preserve our commitment to delivering a superior customer experience.”

With the completion of the acquisition, Heartland has total assets of approximately $13.0 billion with 118 full-service banking locations operating in 12 states.

About Heartland Financial USA, Inc.
Heartland is a diversified financial services company with assets of $12.6 billion as of September 30, 2019. Heartland provides banking, mortgage, private client, investment, insurance and consumer finance services to individuals and businesses. As of September 30, 2019, Heartland had 116 banking locations serving 84 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland is available at www.htlf.com.

About Illinois Bank & Trust
IB&T, a wholly-owned subsidiary of Heartland, had total assets of $840 million as of September 30, 2019, and is dedicated to the principles of community banking, including community involvement, an active board of directors, local presidents and local decision-making. IB&T currently operates eight banking centers in Rockford, Stockton, Galena and Elizabeth, Illinois. For more information, visit www.illinoisbank.com. IB&T is a member of the FDIC and is an Equal Housing Lender.

Forward-Looking Statements
This release, and future oral and written statements of Heartland its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about IB&T’s acquisition of the operations of RB&T. These forward-looking statements may include statements about the benefits of the acquisition, including anticipated future results, cost savings and accretion to earnings. Risks relating to the acquisition include the following: the operations of RB&T and IB&T may not be integrated successfully, or such integration may take longer than expected; the cost savings from the acquisition may be less than anticipated; credit and interest rate risks of RB&T’s former assets may be greater than anticipated; and various difficulties associated with achieving anticipated future financial results of IB&T after the acquisition may occur.

In addition, this release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors in Heartland's Annual Reports on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war; (iii) changes in state and federal laws, regulations and governmental policies as they impact the company's general business; (iv) changes in interest rates and prepayment rates of the company's assets; (v) increased competition in the financial services sector and the inability to attract new clients; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the potential impact of acquisitions and Heartland's ability to successfully integrate acquired banks; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving the company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertake no obligation to update any statement in light of new information or future events.

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